Exhibit 99.1

Shimmick Corporation Announces Third Quarter 2025 Results

Irvine, CA, November 13, 2025 – Shimmick Corp. (NASDAQ: SHIM), a leading infrastructure solutions provider in water, electrical and other critical infrastructure construction services, today announced financial results for the third quarter ended October 3, 2025.

Third Quarter 2025 and Recent Highlights

•
Reported revenue of $142 million, with $107 million coming from Shimmick Projects
o
Shimmick Projects revenue up 6% year over year
o
Total revenue up 5% year over year when excluding the one-time favorable Non-Core Project claim settlement revenue of $31 million recorded during Q3 2024
•
Reported gross margin of $11 million, with $10 million coming from Shimmick Projects
o
Gross margin on Shimmick Projects up 67% year over year
o
Gross margin up $10 million year over year when excluding the one-time favorable Non-Core Project claim settlement gross margin of $11 million recorded during Q3 2024
•
Backlog is approximately $754 million as of October 3, 2025,
o
Backlog is up 15% quarter over quarter with a book-to-burn ratio of 1.7x, our first quarter with a book-to-burn ratio of over 1.0x since 2023
o
Added $190M in new work in Q3 2025, with Shimmick Projects representing over 86% of total Backlog
•
Reported liquidity of $48 million as of October 3, 2025
•
Continued project wins in target markets are expected to contribute to fourth quarter 2025 backlog:
o
$60 million in New Awards added to Backlog in October 2025
o
$169 million of projects selected as preferred bidder with awards pending
•
Recognized a net loss of $4 million, largely attributable to Non-Core Projects
•
Reported Adjusted EBITDA of $4 million
o
First positive Adjusted EBITDA in four quarters

"Our transformation is clearly gaining momentum, supported by strong execution and solid operating performance,” said Ural Yal, Chief Executive Officer of Shimmick. “We surpassed $1 billion in monthly bidding volume for the first time ever this quarter, delivered consistent win rates, and grew our Shimmick Projects revenue and gross margin in the third quarter compared to the prior year quarter. Our book-to-burn ratio improved to 1.7x, resulting in backlog growth for the first time in over eight quarters, providing strong visibility into 2026.

“We are seeing particularly strong traction in California and Texas markets, where our capabilities align well with growing water and electrical infrastructure demand,” Yal continued. “In addition, bid volumes in our electrical business, Axia, continue to increase, especially across water, manufacturing and data center markets, positioning us well for future success. With new bids and pending awards, we expect to see strong growth in our electrical backlog in the next two quarters. The progress we are seeing across our business reflects the strength of our strategy we implemented at the beginning of 2025, disciplined execution, and momentum building for sustained growth. With strong overall bidding activity, consistent execution and positive market conditions, we continue to be optimistic about 2026.”

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Revenue	$142	$166	$392	$377
Gross margin	11	12	24	(35)
Net loss attributable to Shimmick Corporation	(4)	(2)	(23)	(86)
Adjusted net income (loss)	—	24	(12)	(50)
Adjusted EBITDA	4	30	1	(34)
Diluted loss per common share attributable to Shimmick Corporation	$(0.12)	$(0.05)	$(0.65)	$(2.96)
Adjusted diluted (loss) income per common share attributable to Shimmick Corporation	$(0.01)	$0.72	$(0.36)	$(1.72)

The following table presents revenue and gross margin data for the three and nine months ended October 3, 2025 compared to the three and nine months ended September 27, 2024:

	Three Months Ended		Nine Months Ended
(In millions, except percentage data)	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Shimmick Projects(1)
Revenue	$107	$101	$313	$275
Gross Margin	$10	$6	$30	$10
Gross Margin (%)	9%	6%	10%	4%
Non-Core Projects(2)
Revenue	$35	$65	$80	$101
Gross Margin	$1	$6	$(7)	$(45)
Gross Margin (%)	2%	9%	(8)%	(45)%
Consolidated Total
Revenue	$142	$166	$392	$377
Gross Margin	$11	$12	$24	$(35)
Gross Margin (%)	8%	7%	6%	(9)%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water, climate resilience, energy transition, and sustainable transportation.

(2) Projects that started under prior ownership or focus on foundation drilling are referred to as "Non-Core Projects" (formerly referred to as "Legacy and Foundations Projects"). The Company entered into an agreement to sell the assets of foundation drilling Non-Core Projects in the second quarter of 2024 and continued to wind down remaining work during the remainder of the 2024 fiscal year and nine months ended October 3, 2025. As a result, revenue from foundation drilling Non-Core Projects will continue to decline during the remainder of the 2025 fiscal year.

Shimmick Projects

Projects started after the AECOM Sale Transaction ("Shimmick Projects") have focused on critical infrastructure aligned with our strategy, including water, climate resilience, energy transition and sustainable transportation. Revenue recognized on Shimmick Projects was $107 million and $101 million for the three months ended October 3, 2025 and September 27, 2024, respectively. The $6 million increase in revenue was primarily the result of $25 million of revenue from new projects ramping up, partially offset by a $19 million decrease from lower activity on existing projects and projects winding down.

Gross margin recognized on Shimmick Projects was $10 million and $6 million for the three months ended October 3, 2025 and September 27, 2024, respectively. The $4 million increase in the gross margin was primarily the result of $8 million of increases of gross margin from new higher margin projects ramping up, partially offset by $4 million of decreases in gross margin from lower activity on existing projects and projects winding down.

Non-Core Projects

As part of the AECOM Sale Transaction, we acquired projects and backlog that were started under prior ownership (formerly referred to as "Legacy and Foundations Projects"). Separately, the Company entered into an agreement to sell the assets of our foundation drilling Non-Core Projects in the second quarter of 2024 and continued to wind down the remaining work which is largely completed.

Non-Core Projects revenue was $35 million and $65 million for the three months ended October 3, 2025 and September 27, 2024, respectively. The $30 million decrease was primarily the result of the favorable one-time GGB Project settlement, which included a $31 million increase to revenue during the three months ended September 27, 2024 and which did not reoccur during the three months ended October 3, 2025.

Gross margin recognized on Non-Core Projects was $1 million for the three months ended October 3, 2025 as compared to $6 million for the three months ended September 27, 2024. The $5 million decrease was primarily the result of the favorable GGB Project settlement, which contributed $11 million to gross margin during the three months ended September 27, 2024, partially offset by $3 million of costs during the three months ended September 27, 2024 which did not reoccur during the three months ended October 3, 2025.

A subset of Non-Core Projects ("Non-Core Loss Projects") have experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Non-Core Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is recognized as a period cost in the cost of revenue. As these Non-Core Loss Projects continue to wind down to completion, no further gross margin will be recognized and in some cases, there may be additional costs associated with these projects that could lower gross margin. Revenue recognized on these Non-Core Loss Projects was $31 million and $49 million for the three months ended October 3, 2025 and September 27, 2024, respectively. Gross margin recognized on these Non-Core Loss Projects was $1 million and $10 million for the three months ended October 3, 2025 and September 27, 2024, respectively. The change in gross margin was primarily the result of the GGB Project settlement discussed above.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $1 million during the three months ended October 3, 2025 as compared to the three months ended September 27, 2024 primarily as the result of increased legal costs during the three months ended October 3, 2025.

Equity in earnings of unconsolidated joint ventures

Equity in earnings of unconsolidated joint ventures decreased by $1 million during the three months ended October 3, 2025 primarily as the result of increased costs due to schedule extensions experienced during the three months ended October 3, 2025.

Gain on sale of assets, net

Gain on sale of assets, net decreased by $17 million during the three months ended October 3, 2025 primarily due to the gain recognized on the transaction for the sale-leaseback of our equipment yard in Tracy, California during the three months ended September 27, 2024 that did not reoccur during the three months ended October 3, 2025.

Interest expense

Interest expense decreased by $1 million during the three months ended October 3, 2025 primarily due to reduced average long term debt balances outstanding during the three months ended October 3, 2025 as compared to the three months ended September 27, 2024.

Other (income) expense, net

Other (income) expense, net increased by $1 million during the three months ended October 3, 2025 primarily as the result of expenses recognized associated with the change in fair value of contingent consideration and other costs incurred during the three months ended September 27, 2024 which did not reoccur during the three months ended October 3, 2025.

Income tax expense

Due to an expected tax loss for the fiscal year ending 2025 and a realized tax loss for the fiscal year ended 2024, no income tax expense was recorded for either the three months ended October 3, 2025 or the three months ended September 27, 2024.

Net loss

Net loss increased by $3 million to a net loss of $4 million for the three months ended October 3, 2025, primarily due to a $17 million decrease in gain on sale of assets, net, a decrease in gross margin of $1 million, an increase in selling, general and administrative expenses of $1 million and a decrease in earnings of unconsolidated joint ventures of $1 million, partially offset by a decrease in ERP pre-implementation asset impairment and associated costs of $16 million, an increase in other (income) expense, net of $1 million and a decrease in interest expense of $1 million, all as described above.

Diluted loss per common share attributable to Shimmick Corporation was $(0.12) for the three months ended October 3, 2025, compared to diluted loss per common share of $(0.05) for the three months ended September 27, 2024.

Adjusted net income was less than $1 million for the three months ended October 3, 2025, compared to adjusted net income of $24 million for the three months ended September 27, 2024.

Adjusted diluted (loss) income per common share attributable to Shimmick Corporation was $(0.01) for the three months ended October 3, 2025, compared to $0.72 for the three months ended September 27, 2024.

Adjusted EBITDA was $4 million for the three months ended October 3, 2025, compared to $30 million for the three months ended September 27, 2024. The decrease was primarily the result of the gain recognized on the transaction for the sale-leaseback of our equipment yard in Tracy, California, which contributed $17 million to net loss, and the favorable one-time GGB Project settlement, which contributed $11 million to gross margin, both of which occurred during third quarter 2024 and did not reoccur in third quarter 2025.

“Shimmick’s third quarter performance reflects our continued progress in executing our transition strategy and winning the right way. Notably, this marks the first quarter since early 2023 where our book-to-burn ratio exceeded 1.0x, fueled by $190 million in new project awards. We also delivered positive adjusted EBITDA of $4 million, for the first time in four quarters, demonstrating meaningful operational momentum. As we close out 2025 and look ahead to 2026, our third quarter performance reinforces our confidence in our trajectory. We are pleased to reaffirm our full year 2025 guidance and now anticipate full year revenue in the higher end of the provided range and adjusted EBITDA in the lower end of the provided range," said Todd Yoder, Executive Vice President and Chief Financial Officer.

Outlook and Guidance

We are reaffirming our full year 2025 fiscal year guidance and expect:

•
Shimmick Projects revenue in the range of $405 million and $415 million, with overall gross margin between 9% and 12%
•
Non-Core Projects revenue in the range of $80 million and $90 million, with overall gross margin between (15%) and (5%)
•
Consolidated Adjusted EBITDA between $5 million and $15 million

Conference Call and Webcast Information

Shimmick will host a video webcast conference call on Thursday, November 13, 2025 at 5:00 p.m. Eastern Time. Interested parties are invited to listen to or watch the conference call which can be accessed live-streamed via the Company’s Investor Relations website (https://investors.shimmick.com/). A copy of the earnings call presentation will also be posted to the Company's website. A replay of the video webcast will be available through the same link following the conference call for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net loss, backlog and Adjusted EBITDA; our growth prospects, including with respect to certain geographies and our electrical business; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our inability to obtain bonding; our limited operating history as an independent company following our separation from our prior owner, AECOM; our relationship and transactions with AECOM; AECOM defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; our ability to expand our capacity related to specialized, high-performance electrical and power distribution solutions; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; the outcome of any legal or regulatory proceedings to which we are, or may become, a party; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; pandemics and public health emergencies; commodity products price fluctuations and inflation and/or elevated interest rates; liabilities under environmental laws, compliance with immigration laws, and other regulatory matters, including changes in regulations and laws; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the current Presidential administration, including changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the potential impact of retaliatory tariffs and other actions, changes to tax legislation, including the passage of the One Big Beautiful Bill Act, and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as other legislation and executive orders related to governmental spending, and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict in the Gaza strip and Red Sea Region; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 3, 2025 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net (loss) income and adjusted diluted loss per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net loss attributable to Shimmick Corporation and Adjusted net loss and Adjusted diluted loss per common share included within Table A and the Reconciliation between Net Loss attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a Non-Core Loss Project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	October 3,	January 3,
	2025	2025
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$17,597	$33,730
Restricted cash	1,328	2,065
Accounts receivable, net	41,785	42,988
Contract assets, current	87,585	46,603
Prepaids and other current assets	14,026	15,614

TOTAL CURRENT ASSETS	162,321	141,000

Property, plant and equipment, net	12,498	19,132
Intangible assets, net	4,735	6,667
Contract assets, non-current	6,965	23,517
Lease right-of-use assets	18,253	24,232
Investment in unconsolidated joint ventures	13,320	19,016
Other assets	397	300

TOTAL ASSETS	$218,489	$233,864

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$72,331	$46,475
Contract liabilities, current	47,358	102,524
Accrued salaries, wages and benefits	26,970	28,950
Accrued expenses	35,534	38,556
Short-term debt, net	3,446	—
Other current liabilities	9,022	13,759

TOTAL CURRENT LIABILITIES	194,661	230,264

Long-term debt, net	54,050	9,478
Lease liabilities, non-current	12,880	15,987
Contract liabilities, non-current	257	113
Contingent consideration	5,083	4,686
Other liabilities	4,214	8,010

TOTAL LIABILITIES	271,145	268,538

Commitments and Contingencies

STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized as of October 3, 2025 and January 3, 2025; 35,798,389 and 34,271,214 shares issued and outstanding as of October 3, 2025 and January 3, 2025, respectively	358	343
Additional paid-in-capital	47,888	43,353
Retained deficit	(100,902)	(78,211)
Non-controlling interests	—	(159)

TOTAL STOCKHOLDERS' DEFICIT	(52,656)	(34,674)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$218,489	$233,864

Shimmick Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2025	2024	2025	2024
Revenue	$141,920	$166,035	$392,432	$376,684
Cost of revenue	131,131	153,846	368,818	411,485
Gross margin	10,789	12,189	23,614	(34,801)
Selling, general and administrative expenses	14,292	12,985	43,701	47,878
ERP pre-implementation asset impairment and associated costs	—	15,708	—	15,708
Total operating expenses	14,292	28,693	43,701	63,586
Equity in earnings (loss) of unconsolidated joint ventures	312	812	851	(779)
Gain on sale of assets, net	10	16,896	80	20,585
(Loss) income from operations	(3,181)	1,204	(19,156)	(78,581)
Interest expense	1,434	1,977	3,747	4,370
Other (income) expense, net	(219)	791	(371)	3,335
Net loss before income tax	(4,396)	(1,564)	(22,532)	(86,286)
Income tax expense	—	—	—	—
Net loss	(4,396)	(1,564)	(22,532)	(86,286)
Net income attributable to non-controlling interests	—	—	159	—
Net loss attributable to Shimmick Corporation	$(4,396)	$(1,564)	$(22,691)	$(86,286)
Net loss attributable to Shimmick Corporation per common share
Basic	$(0.12)	$(0.05)	$(0.65)	$(2.96)
Diluted	$(0.12)	$(0.05)	$(0.65)	$(2.96)

Shimmick Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended
	October 3,	September 27,
	2025	2024

Cash Flows From Operating Activities
Net loss	$(22,532)	$(86,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	4,520	3,304
Depreciation and amortization	9,840	11,646
Equity in (earnings) loss of unconsolidated joint ventures	(851)	779
Return on investment in unconsolidated joint ventures	3,802	610
ERP pre-implementation asset impairment	—	10,428
Gain on sale of assets, net	(80)	(20,585)
Other	1,542	1,892
Changes in operating assets and liabilities:
Accounts receivable, net	1,203	663
Contract assets	(24,430)	(2,418)
Accounts payable	25,856	(12,149)
Contract liabilities	(55,166)	(18,157)
Accrued salaries, wages and benefits	(1,979)	2,489
Accrued expenses	(3,022)	34,165
Other assets and liabilities	(4,435)	7,436
Net cash used in operating activities	(65,732)	(66,183)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(5,862)	(9,963)
Proceeds from sale of assets	4,868	31,608
Unconsolidated joint venture equity contributions	—	(3,460)
Return of investment in unconsolidated joint ventures	2,935	204
Net cash provided by investing activities	1,941	18,389
Cash Flows From Financing Activities
Borrowings on credit and loan agreements	90,581	42,000
Repayments on credit and loan agreements	(42,079)	—
Net repayments of Revolving Credit Facility	—	(29,619)
Other	(1,581)	(1,924)
Net cash provided by financing activities	46,921	10,457
Net decrease in cash, cash equivalents and restricted cash	(16,870)	(37,337)
Cash, cash equivalents and restricted cash, beginning of period	35,795	63,910
Cash, cash equivalents and restricted cash, end of period	$18,925	$26,573
Reconciliation of cash, cash equivalents and restricted cash to the
Condensed Consolidated Balance Sheets
Cash and cash equivalents	$17,597	$25,962
Restricted cash	1,328	611
Total cash, cash equivalents and restricted cash	$18,925	$26,573

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Income Per Common Share

Adjusted net (loss) income represents Net loss attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Non-Core Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net (loss) income in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net (loss) income can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net (loss) income provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net (loss) income as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net (loss) income does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net (loss) income does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net (loss) income or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net (loss) income alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted net loss

(unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
(In thousands, except per share data)	2025	2024	2025	2024
Net loss attributable to Shimmick Corporation	$(4,396)	$(1,564)	$(22,691)	$(86,286)
Transformation costs (1)	142	1,924	1,582	4,532
Stock-based compensation	1,202	1,337	4,520	3,304
ERP pre-implementation asset impairment and associated costs(2)	—	15,708	—	15,708
Legal fees and other costs for Non-Core Projects (3)	2,652	6,436	3,746	11,796
Other (4)	164	414	397	860
Adjusted net (loss) income	$(236)	$24,255	$(12,446)	$(50,086)
Adjusted net (loss) income attributable to Shimmick Corporation per common share
Basic	$(0.01)	$0.72	$(0.36)	$(1.72)
Diluted	$(0.01)	$0.72	$(0.36)	$(1.72)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior capitalized costs and remaining contractual obligations, resulted in a one-time charge of $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net loss attributable to Shimmick Corporation before interest expense, income tax benefit and depreciation and amortization, adjusted to eliminate stock-based compensation, ERP pre-implementation asset impairment and associated costs, legal fees and other costs for Non-Core Projects and other costs. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net loss attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net loss attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
(In thousands)	2025	2024	2025	2024
Net loss attributable to Shimmick Corporation	$(4,396)	$(1,564)	$(22,691)	$(86,286)
Interest expense	1,434	1,977	3,747	4,370
Income tax expense	—	—	—	—
Depreciation and amortization	3,131	3,447	9,840	11,646
Transformation costs (1)	142	1,924	1,582	4,532
Stock-based compensation	1,202	1,337	4,520	3,304
ERP pre-implementation asset impairment and associated costs(2)	—	15,708	—	15,708
Legal fees and other costs for Non-Core Projects (3)	2,652	6,436	3,746	11,796
Other (4)	164	414	397	860
Adjusted EBITDA	$4,329	$29,679	$1,141	$(34,070)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Reflects a strategic decision to enhance the Company’s current ERP system rather than implementing a new platform which, due to prior capitalized costs and remaining contractual obligations, resulted in a one-time charge of $16 million in the third quarter of fiscal 2024.

(3) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(4) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.